Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212)230-5315
                                                              Mark L. Aaron
                                                              (212)230-5301


              TIFFANY ANNOUNCES 25% INCREASE IN QUARTERLY DIVIDEND
              ----------------------------------------------------

New York, N.Y., May 18, 2006 - Tiffany & Co. (NYSE: TIF) today reported that its Board of Directors has declared a 25% increase in the quarterly dividend rate on its Common Stock. This action increases the rate from $0.08 per share per quarter to a new rate of $0.10 per share per quarter, or $0.40 per share on an annualized basis. The dividend will be paid on July 10, 2006 to stockholders of record on June 20, 2006.

Michael J. Kowalski, chairman and chief executive officer, announced the increase at the Company's Annual Meeting of Stockholders. He said, "This increase reflects Tiffany's strong financial position and the Board's confidence in our growth potential. It marks the fourth consecutive year of dividend increases, and means that the rate has more than doubled during that period."

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or trade names other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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